Exhibit 99.1

ENDURO ROYALTY TRUST ANNOUNCES NEW NAME, TICKER SYMBOL AND LOGO

HOUSTON — (BUSINESS WIRE) — Sept. 14, 2018 — Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced that the Trust has changed its name to “Permianville Royalty Trust (NYSE: PVL)” as of the opening of trading on Friday, September 14, 2018.

In conjunction with the renaming, the Trust anticipates the following changes will become effective as of the opening of trading on Friday, September 14, 2018:

	Currently	Changing To
Name:	Enduro Royalty Trust	Permianville Royalty Trust
CUSIP:	29269K 100	71425H 100
ISIN:	US29269K1007	US71425H1005

Unitholders can continue to access information at www.enduroroyaltytrust.com, and the Trust expects to have the new www.permianvilleroyaltytrust.com website available for unitholders in the near future as well.

A link to the new logo for Permianville Royalty Trust is provided at the bottom of this press release.

The Trust will trade under its new ticker symbol “PVL” effective as of the opening of trading on Friday, September 14, 2018.

About the Trust

The Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties of COERT Holdings 1 LLC (“COERT”, the acquirer of such properties from Enduro Resource Partners LLC) in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit the websites mentioned in this press release.

View source version on businesswire.com: https://www.businesswire.com/news/home/20180914005071/en/

Contact:

Permianville Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell, 1 512-236-6555